CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE SELLAS LIFE SCIENCES GROUP, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO SELLAS LIFE SCIENCES GROUP, INC. IF PUBLICLY DISCLOSED.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”) is made effective as of the 31st day of March, 2022 (the “Effective Date”), by and between SELLAS Life Sciences Group, Inc., a Delaware corporation with a principal place of business at Times Square Tower, 7 Times Square, Suite 2503, New York, NY, 10036, United States (“Sellas”) and GenFleet Therapeutics (Shanghai) Inc., a corporation organized and existing under the laws of China with offices at 1206 Zhangjiang Road, Suite A, Shanghai, China (“GenFleet”). Sellas and GenFleet may, from time-to-time, be individually referred to as a “Party” and collectively referred to as the “Parties”.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties, intending to be legally bound hereby, agree to the foregoing and as follows:

1.DEFINITIONS.

1.1     “Affiliate” means, as of any point in time and continuing for so long as such relationship continues to exist with respect to a Party, any Person that controls, is controlled by, or is under common control with that Party. A Person shall be regarded as “controlling” another Person if it (a) owns or controls at least fifty percent (50%) of the equity securities of the subject Person entitled to vote in the election of directors or (b) possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of any such Person (whether through ownership of securities or other ownership interests, by contract or otherwise); provided, however, that where an entity owns a majority of the voting power necessary to elect a majority of the board of directors or other governing board of another entity, but is restricted from electing such majority by contract or otherwise, such entity will not be considered to be in control of such other entity until such time as such restrictions are no longer in effect.

1.2     “Applicable Law” means any applicable law, statute, rule, regulation, Order, judgment, or ordinance of any Governmental Authority.

1.3     “Business Day” means any day other than a Saturday, a Sunday, or a day on which commercial banks located in New York, New York and Shanghai are authorized or required by Applicable Law to remain closed.

1.4     “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30, and December 31; provided, that: (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first complete such three (3)-month period thereafter; and (b) the final Calendar Quarter of the Term shall end on the last day of the Term.

1.5    “Calendar Year” means each calendar year.

1.6    “Claims” means collectively, any and all demands, claims, lawsuits, actions, and proceedings (whether criminal or civil, in contract, tort, or otherwise) brought by any Third Party alleging or claiming losses, damages, liabilities, costs, or expenses (including reasonable attorneys’ fees).

1.7    “Clinical Failure” means any of the following: (i) receipt of a written order by a Regulatory Authority to cease development in a clinical trial in one or more Indications of the Product; or

(ii) the Product(s) have failed to achieve the primary efficacy endpoints based upon an applicable final or interim study report.

1.8    “CMO” means a contract manufacturing organization.

1.9    “Combination Product” means a product: (a) formulated with one or more Compounds and one or more Other Active Ingredients; or (b) a product containing one or more Compounds that is packaged with another pharmaceutical product containing one or more Other Active Ingredients, where such products are sold together as a single product and invoiced as one product.

1.10    “Commercialize” or “Commercialization” means to market, promote, distribute, offer for sale, sell, have sold, import, have imported, export, have exported, or otherwise commercialize a Compound or Product. When used as a noun, “Commercialization” means any and all activities involved in Commercializing.

1.11    “Commercially Reasonable Efforts” means, with respect to the Development or Commercialization of a Compound or Product, that level of efforts and resources commonly dedicated by a similarly-situated company in the research-based biotechnology industry to the development or commercialization, as the case may be, of a compound or product of similar commercial potential at a similar stage in its lifecycle, in each case taking into account issues of safety and efficacy, product profile, the proprietary position, the then-current competitive environment for such product and the likely timing of such products entry into the market, the regulatory environment and the status of such product, and other relevant scientific, technical, and commercial factors. Where Sellas has an obligation to use Commercially Reasonable Efforts, the efforts of Sellas and its Affiliates, subcontractors, and sublicensees shall be considered in determining whether Sellas has satisfied such obligation.

1.12    “Completion of Phase I Trial” means the establishing of the [***] in Sellas’ ongoing Phase I Clinical Trial.

1.13    “Compound” means (a) GFH009, (b) any back-up molecule or intermediary relating to GFH009, (c) any other compound covered by the Licensed Patent Rights, and (d) any Forms of each of the foregoing that are covered, generically or specifically, by any Licensed Patent Right, or that are generated, identified or developed from, or through the use of, any Licensed Technology.

1.14    “Control” or “Controlled” means, with respect to any Intellectual Property Rights or other rights to provide data or other information, the legal authority or right (whether by ownership, license or otherwise) of a Party to grant a license or a sublicense of or under such Intellectual Property Rights to the other Party or provide such data or other information to such other Party without breaching the terms of any agreement with a Third Party.

1.15    “CRO” means a contract research organization.

1.16    “Develop” or “Development” means to conduct any and all research and development activities necessary to obtain, maintain or expand Regulatory Approval.

1.17    “Diligence Milestone Event” means all events identified as milestone events in Section 4.3.4.

1.18    “Drug Approval Application” means a NDA, Biologics License Application as defined in the FD&C Act, a marketing authorization application submitted to EMA, or similar application or submission filed with a Regulatory Authority in a country or group of countries to obtain Regulatory Approval for a pharmaceutical or biologic product in that country or group of countries, including any amendment thereof.

1.19    “EMA” means the European Medicines Agency and any successor Governmental Authority having substantially the same function.

1.20    “Exploit” or “Exploitation” means to Develop, Manufacture or Commercialize, or to otherwise make, use, offer to sell, sell or import, a Compound or Product.

1.21    “FDA” means the United States Food and Drug Administration, or a successor Governmental Authority thereto.

1.22    “FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended from time-to-time, together with any rules, regulations, and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.23    “Field” means the treatment, diagnosis, or prevention of disease in humans and animals.

1.24    “First Commercial Sale” means the first sale of the Product by Sellas or any of Sellas’ Affiliates or Sublicensees to a Third Party in a country in the Territory following receipt of Regulatory Approval for such Product in such country; provided, that, the following shall not constitute a First Commercial Sale: (a) any sale to an Affiliate or Sublicensee, (b) any sale, disposition or transfer for use of the Product in clinical trials or for development activities outside of the conduct of clinical trials, or (c) supplying the Product for a bona fide charitable purpose, compassionate use, or samples if no financial consideration is received for such supply.

1.25    “Form” or “Forms” means, any and any and all salts, stereoisomers, isomers, racemates, tautomers, polymorphs, complexes, chelates, crystalline and amorphous forms, prodrugs, solvates (including hydrates), enantiomers, metabolites and metabolic precursors (whether active or inactive), free acids, free bases, clathrates, anhydrides, esters, conformers, congeners, homologs, isotopic or radiolabeled equivalents, conjugates, and mixtures of any of the foregoing.

1.26    “GAAP” means United States generally accepted accounting principles or an alternative international generally accepted standard of accounting principles used by Sellas, including International Reporting Financial Standards, in each case consistently applied.

1.27    “Generic Product” means, with respect to a particular Product in a country, any pharmaceutical product that (a) is sold by a Third Party that is not an Affiliate or Sublicensee of Sellas under a marketing authorization granted by a Regulatory Authority to a Third Party, (b) contains the same Compound as the Product and (c) for purposes of the United States, is approved in reliance on a prior Regulatory Approval of such Product granted to Sellas or a Sellas Affiliate or Sublicensee by the FDA or, for purposes of a country outside the United States, is approved in reliance on a prior Regulatory Approval of such Product granted to Sellas or a Sellas Affiliate or Sublicensee by any applicable Regulatory Authority.

1.28    “GFH009” means the compound described in Schedule 1.28.

1.29    “Governmental Authority” means any court, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision.

1.30    “IND” means: (a) an investigational new drug application (including any amendment or supplement thereto) filed with the FDA for authorization for the investigation of a/the Product, and (b) any of the foreign equivalents of the application described in (a), as filed with the applicable Regulatory Authorities in other countries or regulatory jurisdictions in the Territory, as applicable.

1.31    “Indication” means, with respect to a Product, a separate and distinct disease or medical condition in humans that such Product is intended to treat, prevent, diagnose, monitor or ameliorate, as set forth or expected to be set forth in the NDA or label for such Product. The Parties agree and acknowledge that (a) a disease or medical condition and all primary symptoms associated with the disease or medical condition shall be the same Indication, (b) the use of a Product to treat an expanded set of patients or a sub-population of patients for a disease or medical condition, when such Product has already received Regulatory Approval in a different patient population or sub-population of patients with respect to such disease or medical condition, shall not constitute a separate Indication with respect to such Product, and (c) to qualify as an Indication, Regulatory Approval of such Indication must require completion of a human clinical trial sufficient to obtain Regulatory Approval and may not be an extension of an existing labeled Indication.

1.32    “Intellectual Property Rights” means all trade secrets, copyrights, Patent Rights, trademarks, moral rights, Know-How, and any and all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction.

1.33    “Know-How” means any proprietary invention, discovery, development, data, information, process, method, technique, or other know-how, whether or not patentable.

1.34    “Licensed Know-How” means all Know-How (a) Controlled by GenFleet and its Affiliates as of the Effective Date or during the Term, and (b) necessary or reasonably useful for the Exploitation of Compounds and Products.

1.35    “Licensed Patent Rights” means all Patent Rights, including those listed on Schedule 1.35, (a) Controlled by GenFleet and its Affiliates as of the Effective Date or during the Term, and (b) necessary or reasonably useful for the Exploitation of Compounds and Products.
1.36    “Licensed Technology” means, collectively, the Licensed Patent Rights and Licensed Know-How.

1.37    “Manufacture” or “Manufacturing” means to make, produce, manufacture, process, fill, finish, package, label, perform quality assurance testing, release, ship, or store a Compound or Product or any component thereof. When used as a noun, “Manufacture” or “Manufacturing” means any and all activities involved in Manufacturing a Compound or Product or any component thereof.

1.38    “Milestone Payments” means, collectively, Initial Milestone Payments, Development Milestone Payments, and Sales Milestone Payments.

1.39    “NDA” means, with respect to a pharmaceutical product, a New Drug Application submitted to the FDA in accordance with the United States Federal Food, Drug and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder (including any amendment or supplement thereto), or any analogous application or submission with any Regulatory Authority outside of the United States.

1.40    “Net Sales” means, with respect to all Products sold in the Territory to Third Parties by Sellas, its Affiliates and Sublicensees, the gross receipts from such sales, less in each case [***]

Notwithstanding the foregoing, Net Sales shall not be imputed to transfers of Products for use in any clinical trial or non-clinical development activities, for bona fide charitable purposes or for compassionate or other similar use, or for reasonable and customary quantities of samples.

1.41    “Order” means any writ, judgment, order, decree, injunction, decision, verdict, award or ruling or other binding obligation of, or settlement or other similar agreement with, any Governmental Authority.

1.42    “Other Active Ingredient” means a therapeutically active ingredient, other than a Compound.

1.43    “Other Product” means a product containing an Other Active Ingredient.

1.44    “Patent Rights” means any and all (i) issued patents, (ii) pending patent applications, including all provisional applications, divisions, continuations, substitutions, continuations-in-part, and renewals, and all patents granted thereon, (iii) patents-of-addition, re-examinations, reissues and extensions or restorations by existing or future extension or restoration mechanisms, including patent term adjustments, patent term extensions, supplementary protection certificates or the equivalent thereof, (iv) inventor’s certificates, (v) other forms of government-issued rights substantially similar to any of the foregoing, and (vi) United States and foreign counterparts of any of the foregoing.

1.45    “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority, or any other form of entity not specifically listed herein.

1.46    “Phase I Clinical Trial” means a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(a) (or any amended or successor regulations) or that satisfies the requirements of similar laws or regulations outside the United States.

1.47    “Phase II Clinical Trial” means a human clinical trial that satisfies the requirements for a Phase 2 study as defined in 21 CFR § 312.21(b) (or any amended or successor regulations) or that satisfies the requirements of similar laws or regulations outside the United States.

1.48    “Phase III Clinical Trial” means a pivotal clinical trial with a defined dose or a set of defined doses of a pharmaceutical product designed to ascertain efficacy and safety of such product, in a manner that is generally consistent with 21 CFR § 312.21(c), as amended (or its successor regulation), or that satisfies the requirements of similar laws or regulations outside the United States.

1.49    “Pricing Approval” means any approval, agreement, determination, or decision establishing prices that can be charged to consumers for a pharmaceutical product or that will be reimbursed by Regulatory Authorities or other payers for the Product, in each case, in a country where Regulatory Authorities approve or determine pricing for pharmaceutical products for reimbursement or otherwise.

1.50    “Product” means a product that (a) incorporates or includes a Compound, (alone or as a Combination Product), including all methods, forms, presentations, dosage strengths, dosage forms, and formulations of such Compound; and (b) is directed to the Target.

1.51    “Registrational Study” means, with respect to a Product, either (a) a Phase III Clinical Trial or (ii) a Phase II Clinical Trial that, at the time of commencement, is expected to be the basis for initial Regulatory Approval of such Product.

1.52    “Regulatory Approval” means, with respect to the Product in any country or jurisdiction, any approval, registration, license or authorization that is required by the applicable Regulatory Authority to market and sell the Product in such country or jurisdiction, including any Pricing Approvals, schedule classifications, pre- and post-approval marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto), and labeling approvals.

1.53    “Regulatory Authority” means any Governmental Authority responsible for granting Regulatory Approvals for the Product in the Territory.

1.54    “Regulatory Filings” means, with respect to the Product, any submission to a Regulatory Authority of any appropriate regulatory application, including, without limitation, any IND, NDA, any submission to a regulatory advisory board, any application for Regulatory Approval, and any supplement or amendment thereto.

1.55    “Royalty Term” means, with respect to each Product in each country in the Territory, the period commencing on the First Commercial Sale of such Product in such country and expiring upon the later of: (a) ten (10) years following the date of First Commercial Sale of the Product in such country, or (b) the date upon which the manufacture, use, sale, offer for sale, or importation of such Product in such country would no longer infringe, but for the license granted herein, a Valid Claim of a Licensed Patent Right.

1.56    “RP2D” means [***].

1.57    “Sublicensee” means any Third Party that is a party to Sublicense Agreement.

1.58    “Sublicense Agreement” means any agreement by and between Sellas and a Third Party pursuant to which Sellas grants such Third Party a sublicense under the Licensed Technology pursuant to Section 2.2.

1.59    “Successful Outcome” means, [***].

1.60    “Target” means CDK9.

1.61    “Territory” means all countries and territories in the world except the Greater Area of China, which means mainland China, the Hong Kong Special Administrative Region, the Macau Special Administrative Region, and Taiwan.

1.62    “Third Party” means any Person other than a Party or an Affiliate of a Party.

1.63    “Valid Claim” means with respect to a particular country, a claim of a Patent Right within the Licensed Patent Rights that (a) with respect to an issued and unexpired patent, (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental authority of competent jurisdiction, which decision is unappealed or unappealable within the time allowed for appeal and (ii) has not expired or been cancelled, withdrawn, abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise and (b) with respect to a pending patent application, has not been (1) pending for more than the greater of seven (7) years since (A) its earliest claimed priority date or (B) the date of the first response on the merits received from the relevant patent office regarding such application or (2) abandoned or finally disallowed without the possibility of appeal or refiling of such application.

1.64    Additional Definitions. In addition, each of the following definitions shall have the respective meanings set forth in the Section of this Agreement indicated below:

Accounting Firm	6.2	Impasse	4.3.5
Agreement	Preamble	Joint Steering Committee	4.2
Alliance Managers	4.2.4	JSC	4.2
Arbitrator	4.3.5	Parties	Preamble
CDA	17.12.1	Party	Preamble
Clinical Data	4.4	Patent Term Extension	7.2.5
Confidential Information	9.1	Recipients	9.2
Development Milestone	5.2	Relevant Records	6.1
Development Milestone Payment	5.2	Review Period	14.3
Development Plan	4.3.1	Royalties	5.4.1
Diligence Milestone Event 1	4.3.4	Sales Milestone	5.3
Dispute	16.1	Sales Milestone Payment	5.3
Draft Deadline	4.3.55	Sellas	Preamble
Effective Date	Preamble	Sellas Indemnitees	11.2
Election Notice	7.2.3	Tax Action	5.7.3
Fees	6.1	Term	13.1
GenFleet	Preamble	Third Party Infringement	8.1
GenFleet Indemnitees	11.1	Third Party Licenses	5.4.2
Global JSC	4.2	VAT	5.7.1

1.65    Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections or Schedules shall be construed to refer to Sections or Schedules of this Agreement, and references to this Agreement include all Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.”

2.    LICENSE GRANT

2.1    License Grant. GenFleet hereby grants to Sellas an exclusive (even as to GenFleet), sublicensable (subject to Section 2.2), royalty-bearing right and license under the Licensed Technology to use, have used, Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized and otherwise Exploit Compounds and Products in the Field within the Territory.

2.2    Sublicense Rights. Sellas may sublicense the rights granted to it by GenFleet under this Agreement, through multiple tiers, to any Third Party. Any and all Sublicenses shall be subject to the following requirements:

2.2.1    All sublicenses shall be consistent with the terms and conditions of this Agreement.

2.2.2    Sellas shall furnish to GenFleet a true and complete copy of each Sublicense Agreement and each amendment thereto, in each case which may be reasonably redacted to remove information not relevant to this Agreement), within [***] after the sublicense or amendment has been executed.

2.2.3    In no event shall any such sublicense relieve Sellas of any of its obligations under this Agreement.

Agreements with CMOs and CMOs are not considered sublicenses for purposes of this Section 2.2.

2.3    No Additional Rights. Nothing in this Agreement shall be construed to confer any rights upon either Party by implication, estoppel, or otherwise as to any technology or Intellectual Property Rights of such Party or its Affiliates other than the rights in Licensed Technology expressly granted by GenFleet to Sellas herein.

3.     TRANSFER ACTIVITIES.

3.1    Exhibit A sets forth the documentation and materials that GenFleet will transfer to Sellas hereunder, and the related activities to be performed by the Parties in connection with such transfer.

3.2    Follow-Up Period.
3.2.1    Following the Effective Date (i) if Sellas learns of any documents or materials that fall within the scope of Exhibit A but were inadvertently omitted from Exhibit A, or were not transferred to Sellas by GenFleet, then upon Sellas’ request to the GenFleet’s Transfer Liaison, GenFleet shall use reasonable efforts to promptly provide such documents or materials to Sellas, and (ii) to the extent that GenFleet learns of any documents or materials that fall within the scope of Exhibit A but were inadvertently omitted from Exhibit A or not transferred to Sellas by GenFleet, then GenFleet shall promptly provide such documents or materials to Sellas.

3.2.2    Sellas may request that GenFleet provide additional document(s) directly related to the Compounds, including their Development, Manufacture and Commercialization, or the Licensed Patent Rights or Licensed Know-How. Sellas’ request to receive such additional document(s) shall be in writing, shall identify with specificity the document(s) that Sellas would like GenFleet to provide, and shall be delivered to the GenFleet’s Transfer Liaison. Following receipt of Sellas’ written request for the additional document(s), GenFleet will provide such additional document(s).

3.2.3    Promptly upon receipt of Sellas’ written request, GenFleet will use commercially reasonable efforts to introduce Sellas to, and to facilitate Sellas’ communication with, [***].

4.    GOVERNANCE; DEVELOPMENT; COMMERCIALIZATION; MANUFACTURING.

4.1    General. Sellas shall have sole responsibility for the cost and expense of, and the sole authority over and control of, the Development, Manufacture, Regulatory Approval, and Commercialization of the Compounds and Products in the Field in the Territory.

4.2    Joint Steering Committee. The Parties will establish a joint steering committee to review and oversee the Development and Commercialization of the Compounds and Products in the Field in the Territory and to coordinate the Parties’ activities under this Agreement (the “Joint Steering Committee” or “JSC”). The purpose of the JSC is only for the exchange of information and discussion. The JSC has no decision-making authority, and may not amend or waive the terms of this Agreement. For the avoidance of doubt, Sellas has final decision-making authority for all matters relating to the Development and Commercialization of the Compounds and Products in the Territory. Within [***] after the Effective Date, each Party shall appoint two (2) representatives to the JSC, each of whom shall have sufficient seniority and relevant expertise to make decisions within the scope of the JSC’s responsibilities. The JSC may change its size from time to time by mutual consent of the Parties; provided, that the JSC will consist at all times of an equal number of representatives of each of GenFleet and Sellas. Each Party may at any time replace its JSC representatives upon written notice to the other Party. For the avoidance of doubt, nothing in this Agreement shall prohibit Sellas from establishing a separate global steering committee with respect to the global Development of the Compounds and Products (the “Global JSC”), and if Sellas forms a Global JSC, Sellas will invite representatives of GenFleet to participate in such Global JSC.

4.2.1    Each of Sellas and GenFleet will select from their representatives a co-chairperson for the JSC, and each Party may change its designated co-chairperson from time to time upon written notice to the other Party. The co-chairpersons of the JSC will be responsible, with the assistance of the Alliance Managers (as defined below), for calling meetings, preparing and circulating an agenda and relevant materials (including drafts of, updates to, or any proposed changes to the Development Plan) to the other Party at least [***] in advance of each meeting, and preparing and issuing minutes of each meeting within [***] thereafter. The co-chairpersons of the JSC shall be responsible for executing the final agreed version of the minutes from each meeting of the JSC.

4.2.2    The JSC shall be responsible for: (a) coordinating the activities of the Parties under this Agreement and providing a forum to facilitate communications between the Parties under this Agreement; (b) reviewing and discussing the Development Plan and any updates and changes thereto; (c) reviewing and discussing the Development and Commercialization of the Compounds and Products in the Field in the Territory, including any regulatory activities; and (d) discussing and exchanging relevant information relating to the Development, manufacture and Commercialization activities for the Compounds and Products undertaken by GenFleet and its Affiliates and licensees outside the Territory to the extent relevant to the Development, manufacture and Commercialization of the Compounds and Products in the Field in the Territory.

4.2.3    The JSC will hold meetings on a [***] basis at such times as the co-chairpersons may reasonably determine. Unless otherwise agreed to by the Parties, at least [***] each Calendar Year shall be held in person at a mutually agreed upon location and the other JSC meeting shall be held by teleconference, videoconference or other similar or mutually acceptable electronic means. Each Party will bear its own costs associated with attending meetings of the JSC. Each Party may from time to time invite a reasonable number of participants (including translators), in addition to its representatives, to attend the JSC meetings in a non-voting capacity. Each individual attending any JSC meeting hereunder (whether as a JSC member or invitee) shall be bound by written non-use and non-disclosure terms and conditions at least as restrictive as those set forth in this Agreement with respect to the Confidential Information of the other Party (for clarity, this may be through employment, confidentiality, invention assignment or similar agreements with such individuals). All materials to be discussed at a JSC meeting must be sent to the Parties at least [***] prior to such meeting.

4.2.4    Each Party shall appoint a single English-speaking individual to act as the primary point of contact between the Parties in connection with the Development, manufacture and Commercialization of the Compounds and Products in the Field in the Territory (the “Alliance Managers”). Each Party may at any time appoint a different Alliance Manager by written notice to the other Party and may elect, upon mutual agreement by the Parties, to eliminate the responsibilities of the Alliance Managers. The Alliance Managers will (a) attend all meetings of the JSC, and (b) be the first point of referral for all matters of conflict resolution, and bring disputes to the attention of the JSC in a timely manner.

4.3    Diligence.

4.3.1    Sellas shall use Commercially Reasonable Efforts to Develop the Compound pursuant to a development plan (the “Development Plan”) which will include projected timelines for the achievement of the following milestones: (a) initiation of the first [***] in the Territory for a Product; (b) initiation of the first [***] in the Territory for a Product; and (c) the submission of [***] following a [***].

4.3.2    Sellas will deliver the initial Development Plan to GenFleet within [***] of the Effective Date. Not later than [***] after December 31 of each Calendar Year during the Term, when Development of a Product in the Field in the Territory is ongoing, Sellas shall provide to GenFleet an updated Development Plan for the pending Calendar Year. Such update shall take into account completion, commencement, changes in or cessation of Development activities not contemplated by the then-current Development Plan to reflect the continued diligence of Sellas and its Sublicensees.

4.3.3    Sellas shall itself or through its Sublicensees use Commercially Reasonable Efforts to (a) Develop and seek Regulatory Approval for a Product in the United States, and (b) Commercialize Products following Regulatory Approval in the Territory.

4.3.4    The Parties further agree that the Development Plan shall be consistent with the diligence milestone events set forth in this Section 4.3.4 (each a “Diligence Milestone Event”) and Sellas shall complete each Diligence Milestone Event (either itself or through a Sublicensee) prior to or upon each respective deadline subject to any extension provided for in this Section 4.3.4 (each, as extended, a “Milestone Deadline”):

Diligence Milestone Event	Deadline
First [***] for a Product in the Territory (“Diligence Milestone Event 1”)	[***] following [***] for such Product
First [***] for a Product in the Territory	[***] following Diligence Milestone Event 1 for such Product
Submission of NDA for [***]	[***] following the [***] for such Product

[***]

If Sellas fails to meet the deadline for a Diligence Milestone Event (whether the original deadline, or as extended pursuant to the process set forth above, or as determined in accordance with Section 4.3.5, as applicable), then GenFleet may treat such failure as a material breach which has not been cured in accordance with Section 13.2.1 and GenFleet is entitled to terminate this Agreement pursuant to Section 13.2.1.

4.3.5    If the Parties cannot reach agreement on the Impasse before [***] prior to the original deadline, then Sellas may, in its sole discretion, submit the matter to binding arbitration for resolution before the original deadline as set forth below.

(a)    If Sellas elects to submit the Impasse to binding arbitration, each Party will first (a) prepare a draft of its proposed deadline, which deadline shall be not earlier than [***] after the original deadline (each a “Draft Deadline”) and (b) submit its Draft Deadline to the other Party within [***] following the date of Sellas notice of election of arbitration. Within [***] following the last Party’s submission of its Draft Deadline to the other Party, the Parties will meet and determine whether they agree to enter into either Party’s Draft Deadline, or a modified version thereof, as the revised deadline.

(b)    If the Parties are unable to agree on the selection of a Draft Deadline (or a modified version thereof), the determination of the revised deadline will be resolved by final and binding arbitration before an independent Third Party arbitrator chosen by the Parties (the “Arbitrator”). The Arbitrator shall have at least ten (10) years of subject matter expertise with respect to regulatory matters in the U.S. pharmaceutical industry. If the Parties are unable to agree on an Arbitrator within [***] of failing to agree on a Draft Deadline (or a modified version thereof), then the Parties will request that one be appointed for them by the American Arbitration Association.

(c)    Within [***] following the appointment of the Arbitrator, each Party will submit its Draft Deadline to the Arbitrator, as well as any supporting materials. For clarity, the Draft Deadline submitted to the Arbitrator by each Party must be identical to the Draft Deadline previously submitted to the other Party above. The Arbitrator will be instructed to select one of the Parties’ Draft Deadlines within [***] following the receipt of the latter of such Draft Deadlines and to select the Draft Deadline that it determines contains the most fair deadline. The Arbitrator will agree to comply with such [***] before accepting appointment. The authority of the Arbitrator will be limited to selecting only one or the other of the Draft Deadlines submitted by the Parties. The selection by the Arbitrator of one Party’s Draft Deadline will be binding and conclusive upon both Parties and their Affiliates, and such Draft Deadline will be the applicable deadline.

4.3.6    Each Party will bear its own costs and expenses (including legal fees and expenses) relating to the arbitration proceeding, except that the fees of the Arbitrator and other related costs of the arbitration will be shared equally by the Parties, unless the Arbitrator determines that a Party has incurred unreasonable expenses due to vexatious or bad faith positions taken by the other Party, in which event the Arbitrator may make an award of all or any portion of such expenses (including reasonable legal fees) so incurred.

4.4    Data Exchange. Each Party shall, on an ongoing basis, promptly (and no later than [***] following generation thereof) disclose to the other Party all clinical data Controlled by such Party in connection with its development of the Compound (including where the Compound is included within any drug substance or drug product) (“Clinical Data”). Each Party owns all right, title and interest in and to its Clinical Data, which constitutes its Confidential Information. GenFleet’s Clinical Data shall be included within the Licensed Know-How. Sellas hereby grants to GenFleet a nonexclusive, non-transferable, non-sublicensable license to use Sellas’ Clinical Data in GenFleet’s development of the Compound outside of the Territory.

4.5    Regulatory Filings. In connection with its efforts to Develop the Product, Sellas shall bear all responsibility and expense for submitting Regulatory Filings and obtaining Regulatory Approval for the Product in the Territory.

4.6    Right of Reference. Each Party hereby grants to the other Party the right of reference to all Regulatory Filings pertaining to the Compound submitted by or on behalf of such Party or its Affiliates. Sellas may use such right of reference for the purpose of seeking, obtaining and maintaining Regulatory Approval for the Compound and Products in the Field in the Territory, and GenFleet may use such right of reference solely for the purpose of seeking, obtaining and maintaining Regulatory Approval of the Compound outside of the Territory. Each Party shall bear its own costs and expenses associated with providing the other Party with the right of reference and sharing of data and information pursuant to this

Section 4.6. Each Party will take such actions as may be reasonably requested by the other Party to give effect to the intent of this Section 4.6 and to give the other Party the benefit of the rights of reference to the granting Party’s Regulatory Filings in the other Party’s territory as provided herein.

4.7    Pharmacovigilance. Within [***] following the Effective Date, the Parties shall enter into a pharmacovigilance agreement for Products that sets forth the responsibilities of each Party with respect to pharmacovigilance matters in the Territory.

4.8    Supply. The Parties will enter into a written supply agreement and corresponding quality agreement within [***] of the Effective Date under which GenFleet will manufacture and supply the Compound and/or the Product(s) to Sellas as necessary to meet Sellas’ needs. GenFleet will supply such Compound and/or Product(s) at cost for use in connection with Sellas’ Development activities. Provided that the Compound passes all Chemistry Manufacture and Control requirements of the FDA and EMA, GenFleet will supply the Compound to Sellas [***] for use in connection with Sellas’ Commercial activities.

5.    PAYMENT TERMS.

5.1    Initial Payment. In consideration of the license and rights granted to Sellas hereunder, and for GenFleet’s performance of its obligations under Section 3.1 or Exhibit A, Sellas shall pay to GenFleet a non-refundable, and non-creditable initial payment of Ten Million Dollars (USD $10,000,000), payable as follows:

1	30 days following the Effective Date	Four Million Five Hundred Thousand Dollars ($4,500,000)
2	Upon the first day of the fifteenth (15th) calendar month following the Effective Date	Five Million Five Hundred Thousand Dollars (USD $5,500,000)

; provided, however, that Sellas is not obligated to make payment 2 above to GenFleet if GenFleet has not, by the corresponding date of payment 2, fulfilled all of its obligations in Section 3.1 and in Exhibit A.

5.2    Development Milestone Payments. In consideration of the license and rights granted to Sellas hereunder, Sellas shall pay to GenFleet the amounts set forth below within [***] following the first occurrence of each event described below (each event, a “Development Milestone” and each payment, a “Development Milestone Payment”).

DEVELOPMENT MILESTONE	DEVELOPMENT MILESTONE PAYMENT
(1) [***]	$[***]
(2) [***]	$[***]
(3) [***]	$[***]
(4) [***]	$[***]
(5) [***]	$[***]
(6) [***]	$[***]
(7) [***]	$[***]

For the avoidance of doubt: (i) each Development Milestone Payment shall be payable only once upon achievement of the applicable Development Milestone for the corresponding Product; and (ii) satisfaction of a Development Milestone by a Sublicensee or assignee of, or Third Party retained by, Sellas or its Affiliates shall be deemed to have been satisfied by Sellas for purposes of this Section 5.2.

5.3    Sales Milestone Payments. In consideration of the license and rights granted to Sellas hereunder, Sellas shall pay to GenFleet the following one-time payments when the aggregate Net Sales of all Products in a Calendar Year in the Territory first reach the respective thresholds indicated below (each event, a “Sales Milestone” and each payment, a “Sales Milestone Payment”); provided, that, if the aggregate Net Sales in a Calendar Year result in more than one of the below thresholds being exceeded, then all milestones with exceeded thresholds would be due for such Calendar Year.

SALES MILESTONE Net Sales Threshold Triggering Sales Milestone		SALES MILESTONE PAYMENT
1	First time aggregate Net Sales of Products in a Calendar Year reach $[***]	$[***]
2	First time aggregate Net Sales of Products in a Calendar Year reach $[***]	$[***]
3	First time aggregate Net Sales of Products in a Calendar Year reach $[***]	$[***]
4	First time aggregate Net Sales of Products in a Calendar Year reach $[***]	$[***]
5	First time aggregate Net Sales of Products in a Calendar Year reach $[***]	$[***]
6	First time aggregate Net Sales of Products in a Calendar Year reach $[***]	$[***]

Sellas shall pay each Sales Milestone Payment within [***] after the end of the applicable Calendar Quarter in which aggregate or cumulative Net Sales reach the applicable threshold.

5.4    Royalty Payments.

5.4.1    Royalty Payments. In consideration of the license and rights granted to Sellas hereunder, Sellas shall pay to GenFleet non-refundable, non-creditable royalties at royalty rates equal to the Marginal Royalty Rates (set forth below) on the aggregate Net Sales resulting from the sale of Products, on a Product-by-Product basis, in the Territory during each Calendar Year (collectively, “Royalties”).

NET SALES	MARGINAL ROYALTY RATE
Annual Net Sales of Products in a Calendar Year above $0 and up to and including $[***]	[***]%
Annual Net Sales of Products in a Calendar Year above $ [***] and up to and including $ [***]	[***]%
Annual Net Sales of Products in a Calendar Year above $ [***] and up to and including $ [***]	[***]%
Annual Net Sales of Products in a Calendar Year above $ [***] and up to and including $ [***]	[***]%
Annual Net Sales of Products in a Calendar Year above $[***]	[***]%

Each Marginal Royalty Rate set forth in the table above shall apply only to that portion of the Net Sales of each Product in the Territory during a given Calendar Year that falls within the indicated range. Sellas shall pay to GenFleet the applicable Royalties within [***] following the expiration of each Calendar Quarter after the date of the First Commercial Sale. Royalties will be payable on a Product-by-Product and country-by-country basis during the Royalty Term for such Product in each country until the expiration of the Royalty Term for such Product in such country. All Royalty payments shall be accompanied by a report that includes reasonably detailed information regarding a total [***] sales calculation of Net Sales of Product (including all deductions) and all Royalties payable to GenFleet for the applicable Calendar Quarter (including any foreign exchange rates employed).

5.4.2    Third Party Patent Rights. If Sellas obtains a license under, or other rights to, Intellectual Property Rights from any Third Party(ies) because (i) such Intellectual Property Rights from any Third Party(ies) are necessary and useful to the improvement of the Exploitation of Compounds or Product(s) (or any components of Product(s)), or (ii) the manufacture, use, sale, offer for sale, or importation of Product(s) in such country would infringe a Valid Claim of a Third Party’s Patent Right (“Third Party Licenses”), then [***] paid under such Third Party Licenses by Sellas or its Affiliates or Sublicensees in connection with the Exploiting of Product(s) for a Calendar Quarter shall be creditable against the royalty payments due to GenFleet by Sellas with respect to the sale of Products in such Calendar Quarter, provided that Sellas shall deliver a written notice to GenFleet before obtaining such Third Party Licenses; provided further, however, that the royalty rate payable in such Calendar Quarter shall in no case be less than [***].

5.4.3    Generic Entry. For Net Sales based on sales of a Product in a country in the Territory, any payments owed with respect to such Product pursuant to this Section 5.4 shall be reduced by [***] (but the royalty rate itself may not be reduced to less than [***]), if at any time a Generic Product is available in such country and such Generic Product(s) have, in the aggregate, achieved [***] of the market share in such country by unit volume of combined unit sales of all Products and all Generic Products based on data provided by IQVIA, or if such data are not available, such other reliable data source as reasonably agreed by the Parties.

5.4.4    Expiration of Valid Claims and Exclusivity. If, on a country-by-country and Product-by-Product basis, the manufacture, use, sale, offer for sale, or importation of such Product in such country would no longer infringe, but for the license granted herein, a Valid Claim of a Licensed Patent Right, then the royalty rate applicable to such Product during the Royalty Term shall be reduced by [***].

5.4.5    Minimum Royalty Rate and Carry-Forward. In no event would the aggregate royalty reductions described in subsections 5.5.2, 5.4.3 and 5.4.4 result in the total royalty payable to GenFleet being less than [***] of the royalty that would be payable without such royalty rate reductions. If Sellas is not able to take the full royalty reductions under subsections 5.5.2, 5.4.3 and/or 5.4.4 as a result of the foregoing restriction, then Sellas may carry over and apply any such royalty reductions which accrue in a given Calendar Quarter but are not deducted in such Calendar Quarter to any subsequent Calendar Quarter(s) and continue applying such reduction on a Calendar Quarter basis thereafter until fully utilized. For the avoidance of doubt, Sellas Royalty payments to GenFleet, including any Royalty payments that include any carry over, would not be less than [***] of the royalty that would be payable without such royalty rate reductions, in such corresponding Calendar Quarter.

5.5    Currency. Any payments under this Article 5 that are recorded in currencies other than the U.S. Dollar shall be converted into U.S. Dollars at the average of the daily foreign exchange rates published in the Wall Street Journal (or any other qualified source that is reasonably acceptable to both Parties) for the Calendar Quarter in which such payments or expenses occurred, or for periods less than a Calendar Quarter, the average of the daily rates published in the Wall Street Journal for such period.

5.6    Method of Payment. All payments from Sellas to GenFleet shall be made by wire transfer via immediately available funds in U.S. dollars to credit the bank account set forth below or such other bank account as designated by GenFleet in writing to Sellas at least [***] before payment is due. Any payment which falls due on a date which is not a Business Day may be made on the next succeeding Business Day.

Bank Name:	[***]
Bank Country:	[***]
Bank Address:	[***]
Bank Account Number:	[***]

5.7    Taxes.

5.7.1    VAT. It is understood and agreed between the Parties that any payments made under this Agreement by Sellas are exclusive of any value added or similar tax (“VAT”), which shall be added thereon as applicable. The Parties further acknowledge and agree that no payment under this Agreement is expected to result in the payment of VAT, and that if either Party becomes aware that it is required to charge or account for VAT in respect of any payment hereunder, it shall promptly notify the other Party with full details of the basis for such VAT, whereupon the Parties shall discuss in good faith the possibility of mitigating any such VAT.

5.7.2    Withholding Taxes. In the event any payments made by Sellas to GenFleet pursuant to this Agreement become subject to withholding taxes under the laws or regulation of any jurisdiction, Sellas shall deduct and withhold the amount of such taxes for the account of GenFleet to the extent required by Applicable Law and such amounts payable to GenFleet shall be reduced by the amount of taxes deducted and withheld, which shall be treated as paid to GenFleet in accordance with this Agreement. To the extent that Sellas is required to deduct and withhold taxes on any payments under this Agreement, Sellas shall pay the amounts of such taxes to the proper governmental authority and transmit to the payee an official tax certificate or other evidence of such withholding sufficient to enable GenFleet to claim such payments of taxes. GenFleet shall provide any tax forms to Sellas that may be reasonably necessary in order for Sellas not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Law, of withholding taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT.

5.7.3    Tax Actions. Notwithstanding anything in this Agreement to the contrary, if an action, including but not limited to any assignment or sublicense of its rights or obligations under this Agreement, or any failure to comply with Applicable Law or filing or record retention requirements (a “Tax Action”) by a Party leads to the imposition of withholding tax liability or VAT on the other Party that would not have been imposed in the absence of a Tax Action or in an increase in such liability above the liability that would have been imposed in the absence of such Tax Action, then (i) the sum payable by the Party that caused the Tax Action (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that the other Party receives a sum equal to the sum which it would have received had no Tax Action occurred and (ii) the sum payable by the Party that caused a Tax Action (in respect of which such deduction or withholding is required to be made) shall be made to the other Party after deduction of the amount required to be so deducted or withheld, which deducted or withheld amount shall be remitted in accordance with Applicable Law. For the avoidance of doubt, a Party shall only be liable for increased payments pursuant to this Section 5.7.3 to the extent such Party engaged in a Tax Action that created or increased a withholding tax or VAT on the other Party.

5.7.4    Cooperation. The Parties agree to cooperate and produce on a timely basis any tax forms or reports, including the applicable form from the IRS Form W-8 series of forms, reasonably requested by the other Party in connection with any payment made by Sellas to GenFleet under this Agreement.

6.    RECORDS; AUDIT RIGHTS.

6.1    Relevant Records. Sellas shall maintain accurate financial books and records pertaining to sales of the Product by Sellas, its Affiliates or Sublicensees (collectively, “Relevant Records”), including calculations of the amounts payable by Sellas to GenFleet under Article 5 (collectively, “Fees”). Sellas shall maintain the Relevant Records for the longer of: (a) the period of time required by Applicable Law, or (b) [***] following the end of the Calendar Year to which they pertain.

6.2    Audit Request. GenFleet shall have the right during the term of this Agreement and for [***] thereafter to engage, at its own expense, an independent certified public accountant of United States recognized standing reasonably acceptable to Sellas (“Accounting Firm”) to examine the Relevant Records from time-to-time, but no more frequently than [***] every [***], as may be necessary to verify compliance with the terms of this Agreement. Such audit shall be requested in writing at least [***] in advance, and shall be conducted during Sellas’ normal business hours and otherwise in a manner that minimizes any interference to Sellas’ business operations. No period may be audited more than once, and the Accounting Firm will be required to execute Sellas’ nondisclosure agreement which shall be in accordance with industry standards prior to conducting its review. Upon completion of an audit under this Agreement, the Accounting Firm will be instructed to simultaneously provide both GenFleet and Sellas with the same written report disclosing any discrepancies in the reports submitted by Sellas, and, in each case, the specific details concerning any discrepancies.

6.3    Audit Fees and Expenses. GenFleet shall bear any and all fees and expenses it may incur in connection with any such audit of the Relevant Records; provided, however, in the event an audit reveals an underpayment by Sellas of more than [***] as to the period subject to the audit, Sellas shall reimburse GenFleet for any reasonable and documented out-of-pocket costs and expenses of the audit within [***] after receiving correct invoices thereof.

6.4    Payment of Deficiency. If any audit establishes that Sellas underpaid any amounts due to GenFleet under this Agreement, then Sellas shall pay GenFleet any such deficiency within [***] after receipt of written notice thereof. If any audit establishes that Sellas overpaid any amounts due to GenFleet under this Agreement, then Sellas may offset all such excess payments against any future amounts payable by Sellas to GenFleet under this Agreement until Sellas has received full credit for all such overpayments (and GenFleet will pay Sellas for any remaining overpayment upon the effective date of termination of this Agreement).

7.    INTELLECTUAL PROPERTY RIGHTS.

7.1    Ownership. Each Party shall retain all rights, title and interests in and to any Intellectual Property Rights that are owned, licensed or sublicensed by such Party prior to or independent of this Agreement. Ownership of Patent Rights created or developed under this Agreement after the Effective Date and during the Term will be based on inventorship, with inventorship being determined according to the principles of United States patent law.

7.2    Patent Prosecution.

7.2.1    Patent Prosecution and Maintenance. Subject to GenFleet’s rights set forth in Section 7.2.3 below, and immediately upon GenFleet’s transfer of the documentation related to the Licensed Patent Rights in accordance with Exhibit A, Sellas will be responsible for filing, prosecuting (including in connection with any reexaminations, reissues, derivations, inter partes proceedings, oppositions and the like) and maintaining in the Territory the Licensed Patent Rights in GenFleet’s name at Sellas’ own cost and expense. Before each material submission is filed with a patent office, Sellas will provide GenFleet a reasonable opportunity to review and comment on such submission and reasonably consider any comments provided by GenFleet to Sellas. Sellas will keep GenFleet reasonably informed of the status of the Licensed Patent Rights by timely providing GenFleet copies of significant communications relating to such Licensed Patent Rights that are received from any patent office or patent counsel of record or foreign associate. As between the Parties, Sellas shall have the first right, but not the obligation, to control the defense of any action or claim relating to the Licensed Patent Rights in the Territory (including declaratory judgment), in which case Sellas will invoice GenFleet for up to [***] of amounts incurred by Sellas in undertaking such defense activities, and GenFleet will pay such invoices within [***] of receipt.

7.2.2    Assistance. As reasonably requested by Sellas in writing, GenFleet shall reasonably cooperate in a timely manner, at Sellas’ expense, in (i) the preparation, prosecution, and maintenance of the Licensed Patent Rights, and (ii) obtaining patent term restoration (under, but not limited to, the Drug Price Competition and Patent Term Restoration Act), supplementary protection certificates or their equivalents, and patent term extensions with respect to the Licensed Patent Rights in the Territory. Such cooperation shall include (a) executing all papers and instruments or requiring its employees or contractors to execute such papers to effectuate the ownership and rights, including Patent Right extensions, supplementary protection certificates and the like, under this Agreement; (b) assisting in any license registration processes applicable to a particular Governmental Authority; and (c) promptly informing Sellas of any matters coming to GenFleet’s attention that may materially affect the preparation, filing, prosecution, or maintenance of any such Licensed Patent Rights in the Territory.

7.2.3    Failure to Prosecute or Maintain. In the event Sellas elects to forgo filing, prosecution or maintenance of any of the Licensed Patent Rights, Sellas shall provide GenFleet written notice of such election not less than [***] prior to any related filing or payment due date, or any other related due date that requires action (“Election Notice”). Upon receipt of an Election Notice, GenFleet shall be entitled, upon written notice to Sellas, at its sole discretion and expense, to file or to continue the prosecution or maintenance of such Licensed Patent Right in such country in GenFleet’s name using counsel of its own choice and at its own expense.

7.2.4    Listing in Orange Book. Sellas shall have the right, in its sole discretion, to make all filings with Regulatory Authorities in the Territory for each Product in the FDA’s Orange Book, and under any similar or equivalent laws in other countries or jurisdictions; provided, that, the Parties shall collaborate in good faith to determine whether any Licensed Patent Rights are required to be included in any such intended filings. Prior to making such filing, Sellas shall notify GenFleet of any such filing and, at GenFleet’s request, discuss in good faith any issues or comments GenFleet may have with respect to such filing and Sellas shall take into consideration GenFleet’s reasonable comments.
7.2.5    Patent Term Extensions. Sellas shall have the first right to make decisions regarding patent term extensions, including supplementary protection certificates, patent linkages and any other extensions that are now or in the future become available, wherever applicable (each, a “Patent Term Extension”), for the Licensed Patent Rights in any country or other jurisdiction within the Territory in connection with the Products. Prior to selecting any such Licensed Patent Rights for a Patent Term Extension, Sellas shall notify GenFleet of any such selection and, at GenFleet’s request, discuss in good faith any issues or comments GenFleet may have with respect to the selection of such Licensed Patent Rights and Sellas shall take into consideration GenFleet’s comments. Sellas shall have the responsibility of applying for any Patent Term Extension with respect to such Licensed Patent Rights and the Products in the Territory. As reasonably requested by Sellas in writing, GenFleet shall reasonably cooperate, at Sellas’ sole cost and expense, in obtaining such Patent Term Extension. Sellas agrees to execute and deliver such further authorizations and instruments at least [***] in advance of submission to provide GenFleet with reasonable comment rights and Sellas agrees to take into consideration such further actions as may be reasonably requested by GenFleet to implement the foregoing. If Sellas does not exercise its rights to file any Patent Term Extensions on any Licensed Patent Right in the Territory, GenFleet shall have the right, on a country-by-country basis to file a Patent Term Extension for such Licensed Patent Rights at GenFleet’s sole expense; provided, however, that, GenFleet shall not have such right in a country if such filing by GenFleet would preclude Sellas from filing a Patent Term Extension for another Licensed Patent Right of Sellas’ choosing in such country. If GenFleet files for and is granted a Patent Term extension, upon such granting, the corresponding Licensed Patent Rights in the corresponding country shall be included in the Licensed Patent Rights.

8.    INFRINGEMENT; MISAPPROPRIATION.

8.1    Notification. Each Party will promptly notify the other Party in writing upon becoming aware of any (i) actual or threatened infringement, misappropriation or other violation by a Third Party of any Licensed Technology in the Field and in the Territory of which it becomes aware, including the filing of an Abbreviated New Drug Application under Section 505(j) of the FD&C Act or an application under Section 505(b)(2) of the FD&C Act naming a Product as a reference listed drug and including a certification under Section 505(j)(2)(A)(vii)(IV) or 505(b)(2)(A)(IV), respectively or (ii) declaratory judgment action against any Licensed Patent Right, if any, in the Territory in connection with any infringement described in clause (i) (any of (i) or (ii) constituting a (“Third Party Infringement”).

8.2    Infringement Action.

8.2.1    Right of First Enforcement.

(a)    Sellas shall have the first right (but not the obligation), at its own expense, to control enforcement of the Licensed Patent Rights against any Third Party Infringement within the scope of its exclusive license (i.e., within the Territory and in the Field) and may name GenFleet as a party for standing purposes. Prior to commencing any such action, Sellas shall reasonably consult with GenFleet and Sellas shall give due consideration to GenFleet’s recommendations regarding the proposed action. Sellas shall give GenFleet timely notice of any proposed settlement of any such action instituted by Sellas and shall not, without the prior written consent of GenFleet, enter into any settlement that (i) would give rise to liability of GenFleet or its Affiliates; or (ii) otherwise admit invalidity or unenforceability of the Licensed Patent Rights. GenFleet shall reasonably cooperate in a timely manner in any enforcement of the Licensed Patent Rights against any Third Party.

(b)    For any action to enforce any infringement of the Licensed Patent Rights against a Third Party in the Territory, if Sellas is unable, as a matter of law, to initiate or prosecute such action solely in its own name, GenFleet will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for Sellas to prosecute and maintain such action under this Section 8.2.1.

(c)    If Sellas does not, with respect to its first right of enforcement under Section 8.2.1(a), obtain agreement from the alleged infringer to desist or fails or refuses to initiate an infringement action by the earlier of (i) [***] following Sellas’ receipt of notice of the alleged infringement, or (ii) [***] before the expiration date for filing such actions, then GenFleet shall have the right, at its sole discretion, to control such enforcement of the Licensed Patent Rights at its sole expense.

8.2.2    Recoveries. Any recoveries resulting from an action relating to a claim of Third Party Infringement shall first be applied to reimburse each Party’s costs and expenses incurred in connection therewith. Any remaining recoveries shall be retained by (or if received by GenFleet, paid to) Sellas, and to the extent such recoveries are attributable by the court to loss of sales of Products, then such recoveries shall be applied to Net Sales in the Calendar Year in which it is received by Sellas for the purposes of paying Royalties, but shall not contribute to Sales Milestone Payments under Section 5.3. If Sellas fails to institute an action or proceeding and GenFleet exercises its right to prosecute such infringement pursuant to Section 8.2.1(b), any remaining recoveries shall be retained by GenFleet.

9.    CONFIDENTIALITY.

9.1    Definition. “Confidential Information” of a Party means the existence, terms and provisions of this Agreement and all other proprietary information and data of a financial, commercial or technical nature that the disclosing Party or any of its Affiliates has supplied or otherwise made available to the other Party or its Affiliates, which are disclosed in writing or, if disclosed orally or visually, summarized in writing and provided to the receiving Party after disclosure. Confidential Information shall not include information that: (a) is, at the time of disclosure or becomes, after the time of disclosure, known to the public or part of the public domain through no breach of this Agreement by the receiving Party or any Recipients to whom it disclosed such information; (b) was known to, or was otherwise in the possession of, the receiving Party prior to the time of disclosure by the disclosing Party; (c) is disclosed to the receiving Party on a non‑confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party; or (d) is independently developed by or on behalf of the receiving Party or any of its Affiliates, as evidenced by its written records, without use or access to the Confidential Information.

9.2    Obligations. The receiving Party will (a) protect all Confidential Information against unauthorized disclosure to Third Parties with the same degree of care as the receiving Party uses for its own similar information, but in no event less than a reasonable degree of care and (b) not use such Confidential Information for any purpose except those permitted under this Agreement. The receiving Party may disclose the Confidential Information to its Affiliates, and to its and their respective directors, officers, employees, current and prospective subcontractors, (and including, for Sellas, current and prospective sublicensees and subcontractors), actual or potential assignees, actual or potential acquirers, actual or potential financing sources, consultants, attorneys, accountants, banks, insurers, and investors (collectively, “Recipients”) who have a need to know such information for purposes related to this Agreement or, with respect to acquirers, any applicable acquisition, or with respect to investors or financing sources, any applicable investment or financing; provided, that, the receiving Party shall hold such Recipients to written obligations of confidentiality with terms and conditions at least as restrictive as those set forth in this Agreement. All obligations of confidentiality under this Agreement shall survive expiration or termination of this Agreement for a period of [***].

9.3    Exceptions.

9.3.1    Disclosure Required by Law. The restrictions set forth in this Section 9 shall not apply to any Confidential Information that the receiving Party is required to disclose under Applicable Laws, including the rules of any recognized stock exchange or any Order; provided, that, the receiving Party: (a) provides the disclosing Party with prompt notice of such disclosure requirement if legally permitted, (b) affords the disclosing Party an opportunity to oppose, limit or secure confidential treatment for such required disclosure and (c) if the disclosing Party is unsuccessful in its efforts pursuant to subsection (b), discloses only that portion of the Confidential Information that the receiving Party is legally required to disclose, as advised by the receiving Party’s legal counsel. Sellas may file this Agreement with any recognized stock exchange provided that Sellas shall seek confidential treatment, opposition, or limitations of any portion of this Agreement as may be reasonably requested by GenFleet.

9.4    Right to Injunctive Relief. Each Party agrees that breaches of this Section 9 may cause irreparable harm to the other Party and shall entitle the other Party, in addition to any other remedies available to it (subject to the terms of this Agreement), the right to seek injunctive relief enjoining such action or a threatened breach, without posting a bond or proving monetary damages.

9.5    Ongoing Obligation for Confidentiality. Upon expiration or termination of this Agreement, the receiving Party shall, and shall cause its Recipients to, destroy or return (as requested by the disclosing Party) any Confidential Information of the disclosing Party, except that the receiving Party (a) may retain a reasonable number of archival copies of Confidential Information for the sole purpose of ascertaining its rights and responsibilities in respect of such information (b) shall not be required to destroy any computer files stored securely by the receiving Party that are created by automatic system back up, and (c) shall not be required to destroy or return the other Party’s Confidential Information that is necessary to practice a license that continues after expiration or termination of this Agreement.

10.    REPRESENTATIONS, WARRANTIES AND COVENANTS.

10.1    Representations and Warranties by Each Party. Each Party represents and warrants to the other Party as of the Effective Date that:

10.1.1    it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;

10.1.2    it has full corporate power and authority to execute, deliver, and perform under this Agreement, and has taken all corporate action required by Applicable Law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

10.1.3    this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms;

10.1.4    all consents, approvals and authorizations from all Governmental Authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained;

10.1.5    it has full right, title and interest to grant a license to its Clinical Data as set forth in Section 4.4; and

10.1.6    the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and shall not: (i) conflict with or result in a breach of any provision of its organizational documents, (ii) result in a breach of any agreement to which it is a party that would impair the performance of its obligations hereunder; or (iii) violate any Applicable Law.

10.2    General Representations and Warranties by GenFleet: Intellectual Property. GenFleet represents and warrants to Sellas as of the Effective Date that:

10.2.1    GenFleet (a) is the legal and beneficial owner of or Controls the Licensed Patent Rights, which are free and clear of all claims, liens, charges and encumbrances, (b) Controls the Licensed Know-How, and (c) no other Person has any interest in the Licensed Patent Rights whatsoever, including without limitation the Persons identified on Schedule 10.2.1;

10.2.2    GenFleet has the full right, power and authority to grant all of the rights, title and interest in the licenses and other rights granted or to be granted to Sellas under this Agreement;

10.2.3    There is no (i) ongoing or threatened litigation, dispute or arbitration or other legal action of any nature pending or, to its knowledge, threatened against GenFleet or any of its Affiliates or (ii) writ, judgment, order, decree, injunction or other binding obligation of any Governmental Authority, in any case, involving the Licensed Patent Rights (including any challenge by any Third Party of the inventorship, ownership, GenFleet’s right to use, the scope, the validity or the enforceability of, any Licensed Patent Rights or any claim that the practice of the Licensed Technology infringes or misappropriates any Patent Rights of any Third Party);

10.2.4    There is no claim by GenFleet or its Affiliate that a Third Party is or was infringing, misappropriating or violating any of the Licensed Technology and GenFleet has not received any written notice that challenges, questions the right of GenFleet to use the Licensed Patent Rights, and GenFleet is not party to any agreements restricting GenFleet’s right to use or Control the Licensed Patent Rights;

10.2.5    all Patents Rights within the Licensed Patent Rights are subsisting and in full force and effect, and the issued Patent Rights are not, to GenFleet’s knowledge, invalid or unenforceable,

in whole or in part, and the pending Patent Rights are, to GenFleet’s knowledge, patentable with their existing claims;

10.2.6    GenFleet has the full right, power and authority and sufficient resources to perform the activities in Section 3 and in Exhibit A and to grant the licenses granted hereunder;

10.2.7    GenFleet has not (a) assigned, transferred, conveyed, licensed or otherwise encumbered its right, title and interest in or to Licensed Technology or (b) otherwise granted any rights, covenant not to sue, or immunity from suit to any Person that would conflict with the rights granted to Sellas hereunder;

10.2.8    GenFleet solely owns all right, title and interest in and to the Licensed Patent Rights;

10.2.9    GenFleet’s right, title and interest in the Licensed Technology free and clear of any liens, charges, restrictions and encumbrances, and no other Person or Governmental Authority or subdivision thereof, has or shall have any claim of ownership whatsoever with respect to the Licensed Know-How;

10.2.10    the exercise of the rights granted to Sellas hereunder do not and will not interfere with, misappropriate, or infringe any intellectual property rights of any Person;

10.2.11    neither GenFleet nor any of its Affiliates has received any written notification from a Third Party that the Exploitation of the Compound thereof infringes or misappropriates or will infringe or misappropriate the Patents or other Intellectual Property Rights of any Person, and GenFleet has no knowledge that any Person has any basis for any such claim;

10.2.12    there are no claims, judgments or settlements against or owed by GenFleet (or any of its Affiliates) and, to GenFleet’s knowledge, no pending or threatened claims or litigation relating to the Licensed Technology;

10.2.13    GenFleet has disclosed to Sellas all reasonably relevant information regarding (i) the Compound and (ii) the Licensed Technology, including (a) any licenses and binding agreements and (b) and safety or efficacy information related to the Compound;

10.2.14    GenFleet has disclosed to Sellas the existence of any patent opinions or results of freedom to operate or patentability searches related to the Licensed Patent Rights;

10.2.15    GenFleet has complied with all existing country-specific Applicable Laws and regulations involving inventor remuneration associated with the Licensed Patent Rights;

10.2.16    Gang Zhou is the true and sole inventor of Chinese Patent Application No. 201710257652.7 titled “Novel Inhibitor of Cyclin-Dependent Kinase CDK9” and its patent family, including U.S. Patent No. 10,952,999, including the compounds, compositions, and methods claimed therein. To GenFleet’s knowledge, inventorship of the Licensed Patent Rights are properly identified within the Licensed Patent Rights. GenFleet has obtained proper assignments of inventions from all inventors or entities of the Licensed Patent Rights, and has disclosed to Sellas the assignments to GenFleet or its Affiliates of all inventions disclosed in the Licensed Patent Rights;

10.2.17    All official fees, maintenance fees and annuities for the Licensed Patent Rights have been paid by GenFleet through the Effective Date. All of the Licensed Technology is currently in compliance with formal legal requirements (including payment of any necessary fees). All of the patents included within the Licensed Patent Rights are in full force and effect, and to GenFleet’s knowledge, are valid, subsisting and enforceable. Any necessary fees, including maintenance, user or renewal fees that were due within [***] prior to the Effective Date have been paid or will be paid by GenFleet in a timely manner and all applicable government requirements in connection with the Licensed Technology due within [***] prior to the Effective Date have been complied with. None of the patents included within the Licensed Patent Rights are subject to any maintenance fees or taxes or actions falling due within [***] after the Effective Date; and

10.2.18    Neither GenFleet nor any of its Affiliates has received notice of, and to GenFleet’s knowledge, there is no unauthorized use, infringement, misappropriation or dilution of the Compound or the Licensed Technology by any Person, including any current or former employee or consultant of GenFleet or its Affiliates.

10.3    General Representations and Warranties by GenFleet: Other Matters. GenFleet represents and warrants to Sellas as of the Effective Date that:

10.3.1    GenFleet has disclosed to Sellas all material information and data and all material correspondences to/from any Regulatory Authority related to the Compound, regardless of whether such data and information would have a positive, negative or neutral impact on the potential commercial, scientific or strategic value or attractiveness of the Compound;

10.3.2    GenFleet has obtained all necessary consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by it as of the Effective Date, as applicable, in connection with the execution, delivery and performance of this Agreement;

10.3.3    except for the IND assigned by GenFleet to Sellas pursuant to Exhibit A, neither GenFleet nor any of its Affiliates has obtained, or filed for, any Marketing Authorizations for the Compound, and, to GenFleet’s knowledge, no other Person has obtained, or filed for, any Marketing Authorizations for the Compound;

10.3.4    all research and development (including non-clinical studies and clinical trials) related to the Compound prior to the Effective Date has been conducted in accordance with all Applicable Laws;

10.3.5    all information, data and statements provided by or on behalf of GenFleet to each Regulatory Authority in connection with the Compound were, and remain, true and accurate and complete in all material respects and there have been no material omissions from such information, data or statements, and GenFleet has not disclosed, failed to disclose, or cause to be disclosed, any information, data or statements that would reasonably be expected to cause the information, data and statements that has been disclosed to any Regulatory Authority to be misleading in any material respect;

10.3.6    all information and data provided by or on behalf of GenFleet to Sellas on or before the Effective Date in contemplation of this Agreement was and is true and accurate and complete in all material respects, and GenFleet has not disclosed, failed to disclose, or cause to be disclosed, any information or data that would reasonably be expected to cause the information and data that has been disclosed to be misleading in any material respect; and

10.3.7    GenFleet has provided Sellas with the opportunity to review all written, non-privileged material information or data Controlled by GenFleet relating to the Compound, and such written material information or data is, to its knowledge, true, correct and complete in all material respects. GenFleet has not intentionally concealed from Sellas any such material information or data and has not withheld any material information related to Licensed Technology that was requested by Sellas in writing, including material information Controlled by GenFleet related invalidity or unenforceability of Licensed Patent Rights. To GenFleet’s knowledge, GenFleet has disclosed to Sellas all Know-How Controlled by GenFleet or its Affiliates as of the Effective Date that, to GenFleet’s knowledge, is necessary or reasonably useful to Exploit the Compound in the Field in the Territory.

10.4    GenFleet Covenants.

10.4.1    GenFleet covenants to Sellas that all Licensed Know-How provided and to be provided by GenFleet to Sellas is true and accurate and complete in all material respects and there have been and will not be any material omissions from Licensed Know-How delivered or to be delivered by GenFleet to Sellas, and GenFleet has not disclosed, failed to disclose, or caused to be disclosed, any information, data or statements that would reasonably be expected to cause the information, data and statements that has been disclosed to Sellas or any Regulatory Authority to be misleading in any material respect.

10.4.2    GenFleet will, upon the Effective Date, deliver to Sellas the documents identified on Schedule 10.4.3 to the extent such documents are, as of the Effective Date, in GenFleet’s possession or control.

10.4.3    If there is any claim, suit, action or proceeding brought against or challenging any of the Licensed Patent Rights and the Parties deem it reasonably necessary, then GenFleet will use its commercially reasonable efforts to acquire and deliver to Sellas those documents identified on Schedule 10.4.3 that GenFleet has not already delivered to Sellas as quickly as possible. For the avoidance of doubt, GenFleet’s failure to deliver any of such documents, despite using commercially reasonable efforts, would be not be treated as a material breach of this Section 10.4.3.

10.5    No Action Required Which Would Violate Law. In no event shall either Party be obligated under this Agreement to take any action or omit to take any action that such Party believes, in good faith, would cause it or the other Party to violate any Applicable Law.

10.6    No Other Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 10, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE.

11.    INDEMNIFICATION.

11.1    Indemnification by Sellas. Sellas shall indemnify, hold harmless and defend GenFleet and its Affiliates, and their respective officers, directors, employees and (collectively, “GenFleet Indemnitees”), from and against any Claims brought against any of the GenFleet Indemnitees to the extent arising or resulting from: (a) the Development or Commercialization of a Product by Sellas, its Affiliates, or Sublicensees, or (b) Sellas’ uncured breach of Article 5.

11.2    Indemnification by GenFleet. GenFleet shall indemnify, hold harmless and defend Sellas and its Affiliates, and their respective officers, directors, employees and (collectively, “Sellas Indemnitees”), from and against any Claims brought against any of the Sellas Indemnitees to the extent arising or resulting from (a) GenFleet’s breach of Article 10, or (b) any third party claims or legal proceedings relating to any Licensed Technology (except for any claims or legal proceedings solely related to drug safety or drug effectiveness of the Product).

11.3    Indemnification Procedure. In connection with any Claim for which a Party seeks indemnification from the other Party pursuant to this Agreement, the indemnified Party shall: (a) give the indemnifying Party prompt written notice of the Claim; provided, however, that failure to provide such notice shall not relieve the indemnifying Party from its liability or obligation hereunder, except to the extent of any material prejudice as a direct result of such failure; (b) cooperate with the indemnifying Party, at the indemnifying Party’s request and expense, in connection with the defense and settlement of the Claim; and (c) permit the indemnifying Party to control the defense and settlement of the Claim. The indemnified Party shall have the right to participate (but not control) in the Claim and be represented in any suit or action by advisory counsel of its selection and at its own expense. The indemnified Party shall not consent to the settlement or entry of judgment in such Claim without the indemnifying Party’s prior written consent.

12.    LIMITATION OF LIABILITY.

EXCEPT FOR (A) A BREACH OF ARTICLE 9, (B) AMOUNTS PAYABLE BY AN INDEMNIFYING PARTY UNDER ARTICLE 11, AND (C) CLAIMS, DAMAGES, LOSSES OR LIABILITIES ARISING FROM A PARTY’S GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES, OR FOR DAMAGES FOR LOST PROFITS OR LOST REVENUES, REGARDLESS OF WHETHER IT HAS BEEN INFORMED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES OR THE TYPE OF CLAIM, CONTRACT, OR TORT (INCLUDING NEGLIGENCE).

13.    TERM; TERMINATION.

13.1    Term. The term of this Agreement (“Term”) shall commence as of the Effective Date and shall, on a Product-by-Product and country-by-country basis, continue until the expiration of the applicable Royalty Term, unless earlier terminated in accordance with this Section 13. Upon the expiration of the applicable Royalty Term on a Product-by-Product and country-by-country basis, the license to Sellas shall be non-exclusive, perpetual and fully paid up on a Product-by-Product and country-by-country basis.

13.2    Termination for Cause.

13.2.1    Each Party may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in its entirety if the other Party materially breaches any of its material obligations hereunder, taking all provisions hereunder together as a whole and not individually, and fails to cure such material breach within [***] of receiving notice thereof; provided, however, that, if such material breach is capable of being cured, but cannot be cured within such [***] period, and the breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the breaching Party shall have such additional period as is reasonable to cure such breach, but in no event will such additional period exceed an additional [***].

13.2.2    Disputes Regarding Material Breach. If the Parties reasonably and in good faith disagree as to whether there has been a material breach of a material obligation this Agreement, then the Party that disputes whether there has been a material breach may contest the allegation in accordance with Article 16 in which case the cure period will toll upon the initiation of such dispute resolution procedures. If, as a result of such dispute resolution process, it is determined pursuant to Article 16 that such Party committed a material breach of a material obligation of this Agreement, then the initial cure period will resume and if such Party does not cure such material breach within the remainder of the cure period (as such cure period may be extended pursuant to Article 16), then this Agreement will terminate effective as of the expiration of such cure period. This Agreement will remain in full force and effect during the pendency of any such dispute resolution proceeding and the cure period. Any such dispute resolution proceeding will not suspend any obligations of either Party hereunder, and each Party will use reasonable efforts to mitigate any damage. Any payments that are made by one Party to the other Party pursuant to this Agreement pending resolution of the Dispute will be promptly refunded if it is determined pursuant to Article 16 that such payments are to be refunded by one Party to the other Party. If, as a result of such dispute resolution proceeding, it is determined that such Party did not commit such material breach of such material obligation (or such material breach was cured in accordance with this Section 13.2.2), then no termination of this Agreement will be effective, and this Agreement will continue in full force and effect.

13.2.3    Additional Remedy. If Sellas has the right to terminate this Agreement under Section 13.2.1, then in lieu of terminating this Agreement, Sellas may, upon notice to GenFleet, elect to have this Agreement continue in full force as modified by this Section 13.2.3, in which case, effective as of the date Sellas delivers such notice: (i) any payments, including royalties and milestones, payable by Sellas to GenFleet pursuant to Article 5 shall be reduced by [***] from the date of notice of GenFleet’s material breach; (ii) the JSC shall disband; (iii) Sellas shall be relieved of its obligations under Section 4.3; and (iv) all other provisions of this Agreement shall remain in full force and effect without change.

13.3    Termination by Sellas.

13.3.1    Pre-Approval. For the period from the first (1st) anniversary of the Effective Date until the first Regulatory Approval of the Product in any country in the Territory, Sellas shall have the right to terminate this Agreement upon one hundred eighty (180) days prior written notice to GenFleet if Clinical Failure occurs. If Sellas terminates this Agreement under this Section 13.3.1 before the first day of the fifteenth (15th) calendar month following the Effective Date, then Sellas will pay GenFleet the remainder of the initial payment that would be payable under Section 5.1 upon the first day of the fifteenth (15th) calendar month following the Effective Date.

13.3.2    For Convenience Post-Approval. Upon such receipt of the first Regulatory Approval of the Product and continuing through the end of the Term, Sellas shall have the right to terminate this Agreement for convenience upon one (1) year prior written notice to GenFleet.

13.3.3    Safety. Sellas may terminate this Agreement upon ninety (90) days’ notice to GenFleet (i) (x) if there is a material risk for harm in humans based upon the observation of serious adverse effects in humans after a Product has been administered to or taken by humans, such as during a Clinical Trial, or (y) if the occurrence of any safety concern required to be reported under 21 C.F.R. §312.(c)(1)(iii), in each case that results in a clinical hold issued by the FDA in accordance with 21 C.F.R. §312.42 (and in each case or the equivalent in any non U.S. jurisdiction), or (ii) if there is a material toxicity or material drug safety issue or a serious adverse event reasonably related to a Product that was not publicly known as of the Effective Date.

13.3.4    Bankruptcy. Sellas may terminate this Agreement upon notice to GenFleet if GenFleet files for protection under bankruptcy Applicable Laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within 90 days of the filing thereof.

13.4    Termination by GenFleet.

13.4.1    Non-Payment. Subject to the process in Section 13.2.2, GenFleet may terminate this Agreement upon delivery of written notice to Sellas of GenFleet’s decision to terminate, if Sellas becomes in arrears in any payments due under Section 5, and Sellas fails to make the required payment within sixty (60) days after the delivery of the written notice from GenFleet.

13.4.2    Failure in Milestone Events. GenFleet may terminate this Agreement in accordance with Section 4.3.4.

13.4.3    Bankruptcy. GenFleet may terminate this Agreement upon notice to Sellas if Sellas files for protection under bankruptcy Applicable Laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within 90 days of the filing thereof.

13.5    Effects of Termination.

13.5.1    Termination by Sellas; Termination by GenFleet. In the event that either Party terminates this Agreement pursuant to Section 13.2, GenFleet terminates this Agreement pursuant to Section 13.4, or Sellas terminates this Agreement pursuant to Section 13.3, the following shall apply:

(a)    Rights and Obligations. Except as otherwise provided herein, all rights and obligations of each Party hereunder shall cease, including, subject to Section 13.5.1(b), the licenses granted to Sellas pursuant to Section 2.1.

(b)    Regulatory Matters. At GenFleet’s written request and where permitted under Applicable Law, Sellas shall transfer and assign to GenFleet (or its designee) all Regulatory Approvals, Pricing Approvals, and Regulatory Filings held by Sellas with respect to the Product in the Territory; provided that if such transfer and assignment is not permitted by the applicable Regulatory Authority, Sellas shall permit GenFleet to cross-reference and rely upon such Regulatory Approvals, Pricing Approvals, and Regulatory Filings.

(c)    Transition. Unless Sellas terminates this Agreement pursuant to Section 13.2, Sellas shall use commercially reasonable efforts to cooperate with GenFleet in its efforts to Exploit Products in the Field in the Territory, as reasonably requested by GenFleet, for a period of up to [***] from the effective date of Termination. Such efforts may include, assistance in transferring Product development and manufacturing activities.

(d)    Clinical Trials. With respect to any ongoing clinical trials of the Products conducted by Sellas and its Affiliates and Sublicensees, Sellas shall, and shall cause its Affiliates and Sublicensees to, upon the request of GenFleet, in a manner consistent with Applicable Laws and standards of ethical conduct of human clinical trials, transfer to GenFleet the conduct of such clinical trials as soon as reasonably practicable pursuant to the requirements of Applicable Laws.

(e)    Sellas Inventory. Unless Sellas terminates this Agreement pursuant to Section 13.2, at the written request of GenFleet, Sellas and its Affiliates and Sublicensees shall transfer to GenFleet (or its designee) all Product held by Sellas and its Affiliates and Sublicensees in inventory [***], as applicable. Notwithstanding the foregoing, if the termination date falls on a date after Sellas has obtained a Regulatory Approvals for any Product, and except for termination by GenFleet pursuant to Section 13.2 or Section 13.4 and termination by Sellas pursuant to Section 13.3.2, Sellas and its Affiliates and Sublicensees shall have the right to sell inventory of Products remaining as of the termination date so long as Sellas continues to pay when due, all Royalties and Milestone Payments owed to GenFleet.

(f)    Option for a Reversion License. At GenFleet’s request within [***] of termination of this Agreement other than by Sellas pursuant to Section 13.2.1, Sellas will grant, effective on delivery of the notice, to GenFleet an option to enter into negotiations with Sellas with respect to a license agreement pursuant to which Sellas would grant GenFleet a non-exclusive, royalty-bearing, worldwide license under Know-How and Patents Controlled by Sellas and its Affiliates that are, as of the effective date of termination, necessary, and actually used, to Develop, Commercialize and Manufacture the terminated Products in the form they exist as of the date of termination, under such commercially reasonable terms and conditions as the Parties may agree in writing, including financial compensation to Sellas, taking into account all relevant factors including Sellas’ contribution to and investments in such Products, Know-How and Patents. GenFleet may exercise such option within [***] of the notice of termination, in which case the Parties shall negotiate the license diligently and in good faith. If the Parties do not execute a license agreement based on such option within [***] of GenFleet’s exercise of the option, then the foregoing option shall expire.

13.6    Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing hereunder prior to such expiration or termination. Without limiting the foregoing, the provisions of [***] shall survive expiration or termination of this Agreement.

13.7    365(n) Rights. All rights and licenses granted under or pursuant to this Agreement by GenFleet are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that Sellas, as licensee of intellectual property under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that in the event of a rejection of this Agreement by GenFleet in any bankruptcy proceeding by or against GenFleet under the U.S. Bankruptcy Code or foreign equivalent, (a) Sellas shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in Sellas’ possession, shall be promptly delivered to it following Sellas’ written request therefore, and (b) GenFleet shall not interfere with Sellas’ rights to intellectual property and all embodiments of intellectual property, and shall assist and not interfere with Sellas in obtaining intellectual property and all embodiments of intellectual property from another entity. The term “embodiments” of intellectual property includes all tangible, intangible, electronic or other embodiments of rights and licenses hereunder, including all compounds and products embodying intellectual property, Products, filings with Regulatory Authorities and related rights, and Licensed Technology.

14.    PUBLICITY; PUBLICATIONS.

14.1    Use of Names. Unless otherwise provided in this Agreement, neither Party (nor any of its Affiliates or agents) shall use the registered or unregistered trademarks, service marks, trade dress, trade names, logos, insignia, domain names, symbols, or designs of the other Party or its Affiliates in any press release, publication or other form of promotional disclosure without the prior written consent of the other Party in each instance; provided, however, that each Party and any of its Affiliates or Sublicensees may state publicly that such Party has received, granted, or been sublicensed, as applicable, a license from or to the other Party, to Exploit the Compounds and Products.

14.2    Press Releases. The Parties acknowledge that one or both Parties, either singly or jointly, may desire to publish one or more press releases relating to this Agreement, the license, and developments made thereto. However, each Party agrees not to issue any press release or other public statement, whether written, electronic, oral or otherwise, disclosing the existence of this Agreement, the terms hereof, or any information relating to this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed. Neither Party will be prevented from complying with any duty of disclosure it may have pursuant to Applicable Law or the rules of any recognized stock exchange or quotation system or any Order so long as the disclosing Party provides the other Party at least [***] prior written notice, to the extent practicable, and only discloses information to the extent required by Applicable Law or the rules of any recognized stock exchange or quotation system or any Order. A Party may publicly disclose without regard to the preceding requirements of this Section 14.2 any information that was previously publicly disclosed pursuant to this Section 14.2; provided that such disclosure does not materially alter the meaning of the information disclosed previously. Attached hereto as Exhibit B is a copy of the press release to be issued in connection with the execution of this Agreement.

14.3    Publications. During the Term, (a) each Party shall submit to the other Party for its review and approval any proposed academic, scientific, or medical publication or public presentation that contains the other Party’s Confidential Information. Such review and approval will be conducted for the purposes of preserving the value of the Licensed Technology and determining whether any portion of the proposed publication or presentation containing the other Party’s Confidential Information should be modified or deleted. Written copies of such proposed publication or presentation required to be submitted hereunder shall be submitted to the other Party no later than [***] before submission for publication or presentation (the “Review Period”). The other Party shall provide its comments with respect to such publications and presentations within [***] of its receipt of such written copy. The Review Period may be extended for an additional [***] in the event the reviewing Party can, within [***] of receipt of the written copy, demonstrate reasonable need for such extension including for the preparation and filing of patent applications. Each Party will comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publication governed by this Section 14.3, including International Committee of Medical Journal Editors standards regarding authorship and contributions.

15.    INSURANCE.

Sellas will maintain during the Term and for [***] thereafter, commercial general liability insurance from a minimum “A-” AM Bests rated insurance company for product liability or clinical trials, if applicable, with coverage limits of not less than [***] U.S. Dollars per occurrence and [***] U.S. Dollars in the aggregate.

16.    DISPUTE RESOLUTION.
16.1    Exclusive Dispute Resolution Mechanism. The Parties agree that, except as expressly set forth in this Agreement, the procedures set forth in this Section 16 will be the exclusive mechanism for resolving any dispute, controversy, or claim between the Parties arising out of or relating to this Agreement (whether based on contract, tort or otherwise) (each, a “Dispute”).

16.2    Resolution by Executive Officers. For Dispute regarding the construction or interpretation of this Agreement, or the rights, duties, or liabilities of either Party hereunder, the Parties will first attempt in good faith to resolve such Dispute by negotiation and consultation between themselves. If such Dispute is not resolved on an informal basis within [***], either Party may, by written notice to the other Party, refer the Dispute to an executive officer of the other Party for attempted resolution by good faith negotiation within [***] after such notice is received. Each Party may, in its sole discretion, seek resolution of any and all Disputes that are not resolved under this Section 16.2 in accordance with Section 16.3.

16.3    Arbitration.

16.3.1    General. A Dispute that is not settled amicably shall be referred by sending written notice of the Dispute to the other Party for final and binding arbitration with the office of the American Arbitration Association in New York County, New York in accordance with the then-prevailing commercial arbitration rules of the American Arbitration Association. Arbitration proceedings shall be conducted in English. Disputes shall not include disputes with respect to the ownership, validity, enforceability of Patent Rights, which disputes shall be submitted exclusively to a court of competent jurisdiction.

16.3.2    Arbitrator. The arbitration shall be settled by one (1) arbitrator who has at least ten (10) years of experience in arbitrating pharmaceutical licensing disputes. The arbitrator shall be authorized to award to the prevailing Party, if a prevailing Party is determined by the arbitrator, such Party’s costs and expenses, including reasonable attorneys’ fees. The arbitrator may not award punitive or exemplary except as may be required by statute or as permitted by the Agreement.

16.3.3    Confidentiality. No information concerning an arbitration, beyond the names of the parties and the relief requested, may be unilaterally disclosed to a Third Party by any Party unless required by Applicable Law. Any documentary or other evidence given by a Party or witness in the arbitration shall be treated as confidential by any Party whose access to such evidence arises exclusively as a result of its participation in the arbitration, and shall not be disclosed to any Third Party (other than a witness or expert), except as may be required by Applicable Law.

16.4    No Trial By Jury. THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO TRIAL BY JURY.

17.    GENERAL PROVISIONS
.
17.1    Assignment. Neither Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent, except that each Party may assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates without the consent of the other Party or to a Third Party pursuant to the sale of all or substantially all of such Party’s business or assets relating to this Agreement. The assigning Party shall provide the other Party with prompt written notice of any such assignment. Any permitted assignee shall assume all obligations of its assignor under this Agreement, and no permitted assignment shall relieve the assignor of liability for its obligations hereunder. Any attempted assignment in contravention of the foregoing shall be void.
17.2    Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of law, then such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement, and the Parties agree to substitute a valid and enforceable provision therefor which, as nearly as possible, achieves the desired economic effect and mutual understanding of the Parties under this Agreement.

17.3    Governing Law. This Agreement shall be governed by and construed under the laws in effect in the State of New York, U.S. without giving effect to any conflicts of laws provision thereof or of any other jurisdiction that would produce a contrary result. Section 16 does not intend to deprive any New York court of competent jurisdiction with respect to its power to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings or the enforcement of any judgment or award. Subject to Section 16, in any such action, the courts of New York shall have exclusive jurisdiction over any action brought to enforce this Agreement, and each of the Parties hereto irrevocably: (a) submits to such exclusive jurisdiction for such purpose; (b) waives any objection which it may have at any time to the laying of venue of any proceedings brought in such courts; (c) waives any claim that such proceedings have been brought in an inconvenient forum, (d) further waives the right to object with respect to such proceedings that any such court does not have jurisdiction over such Party, and (e) consents to service of process in the manner provided by Section 17.9 or by first class certified mail, return receipt requested, postage prepaid.

17.4    Force Majeure. Except with respect to delays or nonperformance caused by the negligent act or omission of a Party, any delay or nonperformance by such Party will not be considered a breach of this Agreement to the extent such delay or nonperformance is caused by acts of God, natural disasters, acts of the government or civil or military authority, fire, floods, global or domestic unrest or disturbance (including, without limitation, the current situation involving Russia and Ukraine), epidemics and pandemics (including, without limitation, COVID-19), quarantine, energy crises, war or riots, infrastructure failing, or other similar cause outside of the reasonable control of such Party.

17.5    Waivers and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

17.6    Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between GenFleet and Sellas, or to constitute one Party as the agent of the other. Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other Party.

17.7    Performance by Affiliates. Each Party may exercise its rights and perform its obligations under this Agreement directly or through one or more of its Affiliates. Each Party’s Affiliates will have the benefit of all rights (including all licenses) of such Party under this Agreement. Accordingly, in this Agreement “Sellas” will be interpreted to mean “Sellas or its Affiliates” and “GenFleet” will be interpreted to mean “GenFleet or its Affiliates” where necessary to give each Party’s Affiliates the benefit of the rights provided to the applicable Party in this Agreement; provided, however, that in any event each Party will remain responsible hereunder for the acts and omissions of its respective Affiliates.

17.8    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

17.9    Notices. All notices, consents, waivers, demands, and other formal or legal communications under this Agreement must be in writing and will be deemed to have been duly given when sent by an internationally recognized overnight delivery service (receipt requested) to the appropriate addresses set forth below (or to such other addresses as a Party may designate by written notice):

If to GenFleet:
GenFleet Therapeutics (Shanghai), Inc.
1206 Zhangjiang Road, Suite A
Shanghai
China
Attention: John Chen, MD, MBA
E-Mail: [***]

If to Sellas:
SELLAS Life Sciences Group, Inc.
7 Times Square, Suite 2503
New York, NY 10036
United States
Attention: Angelos M. Stergiou, MD, ScD h.c.
E-mail: [***]

with a copy to:

Barbara A. Wood, Executive Vice President and General Counsel
[***]

17.10    Further Assurances. Sellas and GenFleet hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.

17.11    No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

17.12    Entire Agreement; Confidentiality Agreement.

17.12.1    Except as set forth in this Section 17.12.1, this Agreement, together with its Schedules, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other prior communications between the Parties with respect to such subject matter. The Parties acknowledge and agree that (a) all rights and obligations of the Parties that arose out of that certain Confidentiality Agreement by and between the

Parties, dated as of October 13, 2021(“CDA”) during the period prior to the Effective Date, including, without limitation, the obligation of the Receiving Party to use such Confidential Information (as defined in the CDA) solely for the Purpose (as defined in the CDA), shall be governed solely by the terms of the CDA, (b) the terms and conditions of the CDA shall survive solely for the limited purposes set forth in (a) above and (c) the CDA shall otherwise terminate as of the Effective Date.

17.12.2    In the event of any conflict between a material provision of this Agreement and any Schedule hereto, the Agreement shall control.

17.13    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts executed by facsimile, in pdf file format, or by other electronic transmission will be deemed to be valid originals.

17.14    Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

17.15    Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, any rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.
[Signature page to follow]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

SELLAS LIFE SCIENCES GROUP, INC.	GENFLEET THERAPEUTICS (SHANGHAI) INC.

By: /s/ Angelos M. Stergiou	By: /s/ Qiang Lu
Name: Angelos M. Stergiou	Name: Qiang Lu
Title: CEO	Title: Chairman of BOD

SCHEDULE 1.28
Chemical Structure

[***]

SCHEDULE 1.35
[***]

SCHEDULE 10.2.1

[***]

SCHEDULE 10.4.3

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Exhibit A

TRANSFER ACTIVITIES
[***]

EXHIBIT B

Press Release
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